Exhibit 99.1

News Release
The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Second-Quarter Financial Results, Reaffirms Guidance

•	Second-quarter revenues steady at $17.0 billion

•	Net income was $0.9 billion with EPS of $1.16 per share, including a previously disclosed charge of $0.22 per share

•	First-half EPS grew 13 percent to $2.79 per share as revenue grew 2 percent to $33.0 billion

•	Backlog at record $346 billion

•	2008 and 2009 financial guidance reaffirmed

Table 1. Summary Financial Results

	2nd Quarter				First Half
(Millions, except per share data)	2008	2007	Change		2008	2007	Change
Revenues	$16,962	$17,028	(0)%		$32,952	$32,393	2%
Earnings From Operations	$1,247	$1,506	(17)%		$3,046	$2,815	8%
Operating Margin	7.4%	8.8%	(1.4	)Pts	9.2%	8.7%	0.5 Pts
Reported Net Income	$852	$1,050	(19)%		$2,063	$1,927	7%
Reported Earnings per Share	$1.16	$1.35	(14)%		$2.79	$2.48	13%
Operating Cash Flow	$(251)	$3,634	N.A.		$1,682	$4,362	(61)%

CHICAGO, July 23, 2008 – The Boeing Company’s [NYSE: BA] second-quarter earnings per share decreased 14 percent to $1.16 per share, on revenue of $17.0 billion and an operating margin of 7.4 percent. Results were affected by the previously disclosed charge for the Airborne Early Warning & Control (AEW&C) program and lower profitability due to mix and timing in Commercial Airplanes, partially offset by lower centralized costs (Table 1).

For the first half of 2008, revenue grew 2 percent to $33.0 billion, operating margin grew to 9.2 percent, net income rose 7 percent to $2.1 billion, and earnings per share increased 13 percent to $2.79 per share, despite the AEW&C charge. Results reflected good performance in the company’s core businesses and lower unallocated costs.

Boeing reaffirmed its 2008 earnings per share guidance of between $5.70 and $5.85 as well as its 2009 earnings per share guidance of between $6.80 and $7.00.

“While we faced some challenges this quarter that affected our results, we remain confident in our outlook for the remainder of this year and 2009,” said Chairman, President and CEO Jim McNerney. “Strong global demand for our products and services, a record backlog, and a sustained focus on productivity improvement and execution will continue to drive growth and profitability for this company.”

Second-quarter operating cash flow was ($0.3) billion, reflecting a planned increase in working capital requirements, mostly inventory for 787 (Table 2). First-half operating cash flow was $1.7 billion, and free cash flow* was $0.9 billion. Total company backlog at quarter-end was $346 billion, up 6 percent year-to-date driven by commercial airplane orders.

Table 2. Cash Flow

	2nd Quarter		First Half
(Millions)	2008	2007	2008	2007
Operating Cash Flow [1]	$(251)	$3,634	$1,682	$4,362
Less Additions to Property, Plant & Equipment	$(398)	$(414)	$(807)	$(865)

Free Cash Flow*	$(649)	$3,220	$875	$3,497

[1]	Operating cash flow includes $517 in pension plan contributions in first half of 2008 and $523 in first half 2007, both mostly in 1Q.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Cash and investments in marketable securities totaled $10.2 billion at quarter-end, down from the end of the first quarter but essentially unchanged from the same period last year (Table 3). During the quarter, the company returned $1.2 billion to shareholders by repurchasing 11.0 million shares for $859 million and paying $300 million in dividends. Share repurchases in the first half totaled $2.1 billion for 26.6 million shares.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	2Q08	1Q08
Cash	$5.6	$7.7
Marketable Securities[1]	$4.6	$4.4

Total	$10.2	$12.1
Debt Balances:
The Boeing Company	$3.9	$3.9
Boeing Capital Corporation	$4.3	$4.3

Total Consolidated Debt	$8.2	$8.2

[1]

Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.” At June 30, 2008, it also includes time deposits of $1.2 billion and commercial paper of $0.2 billion classified as “short-term investments.” At March 31, 2008, it also included time deposits of $1.5 billion and commercial paper of $0.1 billion classified as “short-term investments.”

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) second-quarter revenues were $8.6 billion, 2 percent below the same period last year, driven by customer and model mix and lower aircraft trading revenues, partially offset by higher delivery unit volume (Table 4). Operating earnings were $777 million versus $960 million in the year ago period due to customer and model mix, as well as timing of period expenses and infrastructure costs absorbed by the production programs due to the 787 schedule push-out announced in April.

Table 4. Commercial Airplanes Operating Results

	2nd Quarter				First Half
(Millions, except deliveries & margin percent)	2008	2007	Change		2008	2007	Change
Commercial Airplanes Deliveries	126	114	11%		241	220	10%
Revenues	$8,567	$8,707	(2)%		$16,728	$16,262	3%
Earnings from Operations	$777	$960	(19)%		$1,760	$1,666	6%
Operating Margins	9.1%	11.0%	(1.9	)Pts	10.5%	10.2%	0.3 Pts

For the first half, BCA revenues rose 3 percent to $16.7 billion on higher deliveries partially offset by lower aircraft trading volume and customer mix. Operating earnings grew 6 percent to $1.8 billion while margins expanded to 10.5 percent driven by higher deliveries and lower R&D, partially offset by higher period expenses, and the infrastructure cost absorption noted above.

BCA booked 187 gross orders during the quarter and 476 during the first half. Contractual backlog rose to a record $275 billion, increasing 8 percent year-to-date to nearly eight times BCA’s annual revenues.

Progress on the new 787 Dreamliner continues on the revised schedule announced in April. Having completed the power-on milestone, the program is in the final stages of assembly of the first airplane in preparation for flight test. While Boeing continues to address challenges associated with assembly of the initial airplanes, the program has achieved meaningful improvements in the completeness of structure and systems installation. The company completed its acquisition of a 50 percent equity interest in Global Aeronautica which will allow Boeing to exercise greater operational control of this key 787 integration facility. The risks that are always inherent in the latter stages of new airplane program production still remain. The company expects the first flight of the 787 to occur in the fourth quarter of 2008 with first delivery in the third quarter of 2009. To date, the program has won orders for 896 airplanes from 58 customers.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) reported second-quarter revenue of $7.9 billion, virtually unchanged from last year. Operating earnings were $637 million and were affected by the previously disclosed $248 million charge on the AEW&C program. This charge reduced IDS operating margins by 3.2 points to 8.0 percent.

For the first half, IDS revenue declined slightly to $15.5 billion, operating earnings declined 9 percent to $1.5 billion and operating margins declined to 9.7 percent, reduced 1.6 points by the charge.

Table 5. Integrated Defense Systems Operating Results

	2nd Quarter				First Half
(Millions, except margin percent)	2008	2007	Change		2008	2007	Change
Revenues
Precision Engagement & Mobility Systems	$3,293	$3,416	(4)%		$6,549	$6,743	(3)%
Network & Space Systems	$2,802	$2,902	(3)%		$5,495	$5,680	(3)%
Support Systems	$1,839	$1,654	11%		$3,465	$3,266	6%

Total IDS Revenues	$7,934	$7,972	(0)%		$15,509	$15,689	(1)%

Earnings (Loss) from Operations
Precision Engagement & Mobility Systems	$160	$405	(60)%		$549	$838	(34)%
Network & Space Systems	$237	$257	(8)%		$504	$405	24%
Support Systems	$240	$193	24%		$444	$396	12%

Total IDS Earnings from Operations	$637	$855	(25)%		$1,497	$1,639	(9)%

Operating Margins	8.0%	10.7%	(2.7	)Pts	9.7%	10.4%	(0.7	)Pts

Precision Engagement & Mobility Systems, which was just renamed Boeing Military Aircraft, reported second-quarter revenues slightly lower at $3.3 billion because of fewer aircraft deliveries. Although overall production program performance was strong, the operating margins were 4.9 percent for the quarter due to the charge noted above which reduced margins by 7.5 points.

For the quarter, revenues in Network & Space Systems declined slightly to $2.8 billion on lower Proprietary volume. Operating margins of 8.5 percent were due to solid performance across the segment’s broad array of programs partially offset by lower Proprietary earnings. N&SS achieved significant milestones on several key programs in the quarter including Future Combat Systems’ successful completion of the Joint Expeditionary Force Experiment.

Support Systems again generated strong growth and profitability on its broad portfolio of services and logistics programs. Revenues rose 11 percent to $1.8 billion on growth in integrated logistics and aircraft modifications. Operating earnings rose 24 percent to $240 million, and the operating margin grew to 13.1 percent on solid program execution, productivity improvements and contract mix.

The IDS backlog at quarter-end was $71.3 billion, down from the beginning of the quarter reflecting current-period revenues that exceeded new orders. Significant new awards in the quarter included a follow-on Republic of Korea contract for F-15Ks , KC-135 Programmed Depot Maintenance and a significant Proprietary contract.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported second-quarter pre-tax earnings of $45 million down from $70 million in the same period last year which included a larger portfolio (Table 6). In the Other segment, the company also increased aircraft financing reserves by $82 million. BCC’s portfolio balance at the end of the quarter was $6.2 billion, down from $6.5 billion at the beginning of the year primarily on normal portfolio run-off and depreciation. BCC contributed $39 million in cash dividends to Boeing during the quarter and $74 million in the first half. BCC’s debt-to-equity ratio remained steady at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	2nd Quarter			First Half
(Millions)	2008	2007	Change	2008	2007	Change
Revenues	$179	$209	(14)%	$364	$422	(14)%
Pre-Tax Income	$45	$70	(36)%	$106	$143	(26)%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology as well as certain results related to the consolidation of all business units. Other segment expense was $135 million in the second quarter, up from $66 million in the same period last year due to the increased aircraft financing reserves noted above.

Unallocated expense was $77 million, down from $313 million last year. Share-based plans expense was $118 million lower due to acceleration of expense in the year-ago quarter. Deferred compensation expense was $73 million lower due to changes in Boeing stock price and broad stock market conditions. Unallocated pension expense was lower by $65 million.

Total pension expense was $216 million, down from $251 million in the same quarter last year, of which $76 million was recorded in unallocated expense and the balance was recorded as expense in the business segments.

Outlook

The financial guidance issued in April is unchanged, other than an adjustment between IDS segment margins that is referenced below. The guidance reflects expectations for strong business performance in BCA and IDS, increasing commercial airplane deliveries, decreasing investment in new airplane development, and company-wide productivity gains.

Boeing’s 2008 revenue guidance is $67 billion to $68 billion. For 2009, the company expects revenues between $72 billion and $73 billion. Earnings-per-share guidance for 2008 is reaffirmed at $5.70 to $5.85 per share while EPS guidance for 2009 remains at $6.80 to $7.00 per share. For 2008 operating cash flow is expected to be greater than $2.5 billion, increasing to more than $6 billion in 2009.

Commercial Airplanes’ 2008 delivery guidance remains between 475 and 480 airplanes and is sold out. BCA revenue guidance for 2008 remains $34.5 billion to $35 billion, and operating margin guidance is approximately 11.5 percent, as the mix and expense timing issues experienced in the second quarter are addressed in the second half of the year. In 2009 BCA expects to deliver between 500 and 505 commercial airplanes – including approximately 25 Dreamliners – and is essentially sold out. BCA’s 2009 revenue is expected to grow to between $37 billion and $38 billion, accompanied by margins of approximately 11.5 percent. Boeing also expects to deliver more airplanes in 2010 than in 2009.

IDS revenue guidance for 2008 is $32 billion to $33 billion. Expected operating margins for IDS remain unchanged at approximately 10.5 percent, although the segment margins within IDS have been adjusted for 2008. For 2009, IDS expects revenue to grow to between $33.5 billion and $34.5 billion, with operating margins exceeding 10.5 percent.

Boeing’s 2008 R&D forecast is between $3.6 billion and $3.8 billion. R&D spending in 2009 is expected to decline to between $3.1 billion and $3.3 billion. Annual capital expenditures are expected to be approximately $1.8 billion in 2008 and approximately $1.7 billion in 2009.

The company’s non-cash pension expense is expected to be approximately $0.8 billion for 2008, falling to approximately $0.5 billion in 2009, although it may vary due to discount rates and investment returns. Discretionary cash funding of Boeing’s pension plans is expected to be approximately $0.5 billion in 2008 (contributed during the first quarter) and 2009, although the company will continue to evaluate making additional discretionary contributions to its pension plans.

Table 7. Financial Outlook

(Billions, except per share data)	2008	2009
The Boeing Company
Revenues	$67 - $68	$72 - $73
Earnings Per Share (GAAP)	$5.70 - $5.85	$6.80 - $7.00
Operating Cash Flow[1]	> $2.5	> $6

Boeing Commercial Airplanes
Deliveries	475 - 480	500 - 505
Revenues	$34.5 - $35	$37 - $38
Operating Margin	~ 11.5%	~ 11.5%

Integrated Defense Systems
Revenues
Precision Engagement & Mobility Systems	~ $13.5	Moderate Growth
Network & Space Systems	~ $12	Moderate Growth
Support Systems	~ $7	Moderate Growth

Total IDS Revenues	$32 - $33	$33.5 - $34.5

Operating Margin
Precision Engagement & Mobility Systems	~ 10.5%	Low Double Digit
Network & Space Systems	~ 9%	High Single Digit
Support Systems	~ 13%	Low Double Digit

Total IDS Operating Margin	~ 10.5%	> 10.5%

Boeing Capital Corporation
Portfolio Size	Lower	Lower
Revenue	~ $0.7	~ $0.6
Return on Assets	~ 1.5%	~ 1.5%

Research & Development	$3.6 - $3.8	$3.1 - $3.3
Capital Expenditures	~ $1.8	~ $1.7

[1]	After pension contributions of $0.5 billion in the first quarter of 2008 and $0.5 billion forecast in 2009.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of our growth and productivity initiatives, our 2008 and 2009 financial outlook and the benefits of the IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program and the ability to meet scheduled deliveries of the 787 airplane; technical or quality issues in development programs (affecting schedule and cost estimates) or in the satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; costs associated with the exit of the Connexion by Boeing business; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

# # #

Contact:

Investor Relations: Diana Sands or Rob Young (312) 544-2140

Communications: Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions except per share data)	2008	2007	2008	2007
Sales of products	$27,986	$28,016	$14,298	$14,787
Sales of services	4,966	4,377	2,664	2,241

Total revenues	32,952	32,393	16,962	17,028

Cost of products	(22,425)	(22,140)	(11,637)	(11,709)
Cost of services	(4,003)	(3,583)	(2,248)	(1,827)
Boeing Capital Corporation interest expense	(119)	(152)	(57)	(73)

Total costs and expenses	(26,547)	(25,875)	(13,942)	(13,609)

	6,405	6,518	3,020	3,419
Income from operating investments, net	123	89	65	50
General and administrative expense	(1,610)	(1,804)	(835)	(976)
Research and development expense, net	(1,874)	(1,988)	(1,005)	(989)
Gain on dispositions/business shutdown, net	2		2	2

Earnings from operations	3,046	2,815	1,247	1,506
Other income, net	202	216	102	125
Interest and debt expense	(96)	(92)	(50)	(46)

Earnings before income taxes	3,152	2,939	1,299	1,585
Income tax expense	(1,095)	(1,017)	(448)	(536)

Net earnings from continuing operations	2,057	1,922	851	1,049
Net gain on disposal of discontinued operations, net of taxes of $4, $4, $1, and $1	6	5	1	1

Net earnings	$2,063	$1,927	$852	$1,050

Basic earnings per share from continuing operations	$2.82	$2.52	$1.18	$1.38
Net gain on disposal of discontinued operations, net of taxes	0.01	0.01

Basic earnings per share	$2.83	$2.53	$1.18	$1.38

Diluted earnings per share from continuing operations	$2.78	$2.47	$1.16	$1.35
Net gain on disposal of discontinued operations, net of taxes	0.01	0.01

Diluted earnings per share	$2.79	$2.48	$1.16	$1.35

Cash dividends paid per share	$0.80	$0.70	$0.40	$0.35

Weighted average diluted shares (millions)	740.0	777.3	732.8	777.0

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	June 30 2008	December 31 2007
Assets
Cash and cash equivalents	$5,619	$7,042
Short-term investments	1,752	2,266
Accounts receivable, net	5,809	5,740
Current portion of customer financing, net	198	328
Deferred income taxes	2,414	2,341
Inventories, net of advances and progress billings	10,145	9,563

Total current assets	25,937	27,280
Customer financing, net	6,370	6,777
Property, plant and equipment, net of accumulated depreciation of $12,313 and $11,915	8,585	8,265
Goodwill	3,232	3,081
Other acquired intangibles, net	2,223	2,093
Deferred income taxes	276	197
Investments	4,017	4,111
Pension plan assets, net	6,445	5,924
Other assets, net of accumulated amortization of $439 and $385	1,425	1,258

	$58,510	$58,986

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$17,431	$16,676
Advances and billings in excess of related costs	12,682	13,847
Income taxes payable	416	253
Short-term debt and current portion of long-term debt	916	762

Total current liabilities	31,445	31,538
Deferred income taxes	1,433	1,190
Accrued retiree health care	7,159	7,007
Accrued pension plan liability, net	1,083	1,155
Non-current income taxes payable	1,148	1,121
Other long-term liabilities	408	516
Long-term debt	7,240	7,455
Shareholders’ equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 and 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,093	4,757
Treasury shares, at cost – 268,841,528 and 244,217,170	(16,834)	(14,842)
Retained earnings	22,669	21,376
Accumulated other comprehensive loss	(4,299)	(4,596)
ShareValue Trust shares – 31,690,733 and 31,362,850	(2,096)	(2,752)

Total shareholders’ equity	8,594	9,004

	$58,510	$58,986

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30
(Dollars in millions)	2008	2007
Cash flows - operating activities:
Net earnings	$2,063	$1,927
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	98	191
Depreciation	643	676
Amortization of other acquired intangibles	81	77
Amortization of debt discount/premium and issuance costs	4	6
Customer financing valuation provision/(benefit)	80	(35)
Gain on disposal of discontinued operations	(10)	(9)
Gain on dispositions/business shutdown, net	(2)
Other charges and credits, net	78	78
Excess tax benefits from share-based payment arrangements	(45)	(107)
Changes in assets and liabilities –
Accounts receivable	(129)	(761)
Inventories, net of advances and progress billings	(649)	(428)
Accounts payable and other liabilities	616	842
Advances and billings in excess of related costs	(1,166)	68
Income taxes receivable, payable and deferred	275	821
Other long-term liabilities	(149)	(4)
Pension and other postretirement plans	(281)	41
Customer financing, net	278	1,107
Other	(103)	(128)

Net cash provided by operating activities	1,682	4,362

Cash flows - investing activities:
Property, plant and equipment additions	(807)	(865)
Property, plant and equipment reductions	16	17
Acquisitions, net of cash acquired	(94)	(75)
Contributions to investments	(5,606)	(1,838)
Proceeds from investments	6,238	1,611
Other	(148)	(62)

Net cash used by investing activities	(401)	(1,212)

Cash flows - financing activities:
New borrowings	5	10
Debt repayments	(154)	(893)
Stock options exercised, other	41	151
Excess tax benefits from share-based payment arrangements	45	107
Common shares repurchased	(2,064)	(946)
Dividends paid	(606)	(552)

Net cash used by financing activities	(2,733)	(2,123)

Effect of exchange rate changes on cash and cash equivalents	29	11

Net (decrease)/increase in cash and cash equivalents	(1,423)	1,038
Cash and cash equivalents at beginning of year	7,042	6,118

Cash and cash equivalents at end of period	$5,619	$7,156

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions)	2008	2007	2008	2007
Revenues:
Commercial Airplanes	$16,728	$16,262	$8,567	$8,707
Integrated Defense Systems:
Precision Engagement and Mobility Systems	6,549	6,743	3,293	3,416
Network and Space Systems	5,495	5,680	2,802	2,902
Support Systems	3,465	3,266	1,839	1,654

Total Integrated Defense Systems	15,509	15,689	7,934	7,972
Boeing Capital Corporation	364	422	179	209
Other	227	157	152	81
Accounting differences/eliminations	124	(137)	130	59

Total revenues	$32,952	$32,393	$16,962	$17,028

Earnings from operations:
Commercial Airplanes	$1,760	$1,666	$777	960
Integrated Defense Systems:
Precision Engagement and Mobility Systems	549	838	160	405
Network and Space Systems	504	405	237	257
Support Systems	444	396	240	193

Total Integrated Defense Systems	1,497	1,639	637	855
Boeing Capital Corporation	106	143	45	70
Other	(185)	(121)	(135)	(66)
Unallocated expense	(132)	(512)	(77)	(313)

Earnings from operations	3,046	2,815	1,247	1,506
Other income, net	202	216	102	125
Interest and debt expense	(96)	(92)	(50)	(46)

Earnings before income taxes	3,152	2,939	1,299	1,585
Income tax expense	(1,095)	(1,017)	(448)	(536)

Net earnings from continuing operations	2,057	1,922	851	1,049
Net gain on disposal of discontinued operations, net of taxes of $4, $4, $1, and $1	6	5	1	1

Net earnings	$2,063	$1,927	$852	$1,050

Research and development expense:
Commercial Airplanes	$1,403	$1,557	$770	$769
Integrated Defense Systems:
Precision Engagement and Mobility Systems	241	222	115	111
Network and Space Systems	154	143	78	73
Support Systems	74	49	41	25

Total Integrated Defense Systems	469	414	234	209
Other	2	17	1	11

Total research and development expense	$1,874	$1,988	$1,005	$989

Unallocated expense:
Share-based plans expense	$(45)	$(169)	$(15)	$(133)
Deferred compensation expense	81	(63)	20	(53)
Pension	(143)	(271)	(76)	(141)
Post-retirement	(40)	(59)	(20)	(27)
Capitalized interest	(27)	(23)	(14)	(14)
Other	42	73	28	55

Total	$(132)	$(512)	$(77)	$(313)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Six months ended June 30		Three months ended June 30
	2008	2007	2008	2007
Commercial Airplanes
737 Next-Generation	187	169	100	86
747	9	7	5	4
767	6	6	3	3
777	39	38	18	21

Total	241	220	126	114

Integrated Defense Systems
Precision Engagement and Mobility Systems
F/A-18 Models	21	22	11	11
F-15E Eagle	4	3		3
C-17 Globemaster	8	8	5	4
KC-767 Tanker	2
CH-47 Chinook	4	6	2	1
T-45TS Goshawk	3	5	2	3
AH-64 Apache	1	8	1	4
C-40A Clipper		2		1

Network and Space Systems
Commercial and Civil Satellites	1	3		1

Contractual backlog (Dollars in billions)		June 30 2008	March 31 2008	December 31 2007
Commercial Airplanes		$274.5	$271.2	$255.2
Integrated Defense Systems:
Precision Engagement and Mobility Systems		23.8	23.1	23.0
Network and Space Systems		11.0	10.5	9.2
Support Systems		10.7	10.8	9.6

Total Integrated Defense Systems		45.6	44.4	41.8

Total contractual backlog		$320.1	$315.6	$297.0

Unobligated backlog		$26.0	$30.6	$30.2

Total backlog		$346.1	$346.2	$327.2

Workforce		163,900	161,500	159,300